                                                                      Exhibit 9

By EB Nevada Inc.

EB Nevada Inc. is the  beneficial  owner of 9,115,873  shares of the Issuer.  EB
Nevada Inc. is a wholly-owned subsidiary of The Electronics Boutique,  Inc., all of the outstanding  capital stock of which is owned by James J. Kim and Agnes C.
Kim (the  parents  of Susan Y.  Kim,  John T. Kim and  David D. Kim) and the Kim
Trusts,  which are the David D. Kim Trust of December 31, 1987,  the John T. Kim
Trust of  December  31, 1987 and the Susan Y. Kim Trust of  December  31,  1987.